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                                                EXHIBIT 10.13

                                                REVISED JANUARY 19, 2001


                            PAY AGREEMENT AND RELEASE
                              OF NATHANIEL STODDARD

This agreement effective on the last date executed below, contains all the understandings between Nathaniel Stoddard and World Kitchen, Inc. and its parents, subsidiaries or affiliates, including without limitation, Borden, Inc., and their officers, employees and agents in their individual and representative capacities, known collectively as the "Company" in connection with your separation from employment. This agreement provides the specific details of benefits to be received by you including those under the Company's Employment and Benefits Upon Termination Plan and the conditions agreed to by you for the receipt of those benefits.

1. The Company will pay you a gross amount of $1,000,000, to be paid to you on a wage continuation basis, every two weeks, beginning February 1, 2001 through December 31, 2002. This payment reflects (2) years of gross annual salary as agreed at the time of your employment. At any time after January 1, 2002 you may request that the balance of your wage continuation be paid on a lump sum basis. Deductions for cash advances, other money due the Company and as required by statute or regulation, will be made from this payment. Your official termination date is January 31, 2001. Between now and your termination date you will be transitioning your responsibilities.

2. You will be paid for 2 weeks of unused 2000 vacation upon your termination. This payment will be made less deductions required by statute or regulations.

3. Your participation in the Company's Management Equity Plan will end with your termination on January 31,2001. Under the plan and the agreements between you and the Company, the Company has up to seventy-five (75) days following your termination to exercise its option to call your shares. However, the Company will determine the Modified Book Value as of December 31, 2000, the last day of the month immediately preceding your termination date and will process your payment, net any of amount owed by you to Fifth-Third Bank under loans used to purchase the shares, on your termination date, January 31, 2001. All options will be cancelled.

4. Your loan with World Kitchen, Inc., $200,000 plus interest, becomes due and payable upon your termination of employment. The amount due under this loan will be deducted from any payments available under this agreement.

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5.    You will be paid $300,000 less deductions required by statute or regulations on January 31, 2001. This payment reflects a guaranteed minimum bonus payment agreed at the time of your employment.

6. You will be paid $120,000 less deductions required by statue or regulations on January 31, 2001. This payment is in lieu of annual perquisite allowances for 2001 and 2002.

7. You agree to conduct yourself in a manner that does not disparage the Company, or is damaging to or otherwise contrary to the Company's best interests and you agree that this agreement is strictly confidential and you will not reveal its terms except in connection with an official investigation or to your legal or financial advisors or spouse. The Company agrees to not disparage you if contacted for a reference.

8. You also understand that by continuing to make your monthly contributions, you may continue participation in the Medical and Dental programs sponsored by the Company for two (2) years following your termination of employment. All other health and welfare benefits, including but not limited to long-term disability and salary continuance, will be discontinued upon your date of termination. In addition to the amount paid under this Agreement, any money due from the Company benefit plans will be paid to you upon application for such benefits pursuant to the terms of such plans. Cobra benefits will be available to you after January 31, 2003. You may elect to purchase coverage for up to eighteen months (18) according to the regulations and fees applicable at that time.

9. You will be provided with executive level outplacement services through Right Management Consultants. The Company does not warrant or guarantee the results of the services provided and you agree to hold the Company harmless from any claims in connection with the services provided. You will be given $10,000 for travel to New York associated with the receipt of these services. The $10,000, less deductions required by statute and regulations, to be paid upon termination.

10. You will be permitted to purchase the electronic tools you are currently assigned to facilitate your career transition at the following costs: lap top computer, $2,900; color printer/fax, $450; cell phone, $165; and computer screen, $1000. Should you elect to purchase the cell phone, you must arrange a service agreement through an independent provider. The Company's service contract is not transferable to an individual. Purchase of the equipment must be made by January 31, 2001.

11. You accept the money and benefits to be paid to you under this Agreement as full settlement of all claims and causes of action arising out of your employment by the Company and the termination of that employment.

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12.   You agree that you are entering into this agreement and release as your own free decision in order to receive the payments and other benefits described above. You understand that the Company would not make these payments or extend these benefits to you without your voluntary consent to this Agreement.

      You understand that by signing this Agreement you are waiving all rights to reinstatement or future employment with the Company and that you are giving up your right to, and agreeing not to, file charges or lawsuits:
      (a) with respect to any discrimination you believe you have suffered due to age, disability, race, sex, religion, national origin or any other reason related to your employment by the Company, or the termination of that employment, including, but not limited to, any claims under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Rehabilitation Act of 1973, Section 1981 of the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Worker Adjustment and Retraining Notification Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, and any other federal, state, or local statute or regulation regarding employment, worker's compensation, discrimination in employment or termination of employment;
      (b) with respect to any theory of libel, slander, breach of contract, wrongful discharge, detrimental reliance, infliction of emotional distress, tort, or any other theory under the common law; and (c) with respect to any claims for uncompensated expenses, severance pay, incentive or bonus pay, overtime pay or any other form of compensation.

      You intend that this Agreement will bar each and every claim, demand and cause of action above specified, whether known or unknown to you at the time of execution of this Agreement. As a result, you acknowledge that you might, in the future, discover claims or facts in addition to or different from those which you now know or believe to exist with respect to the subject matters of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, you hereby waive any right, claim, or cause of action that might arise as a result of such different or additional claims or facts. You also agree that should you breach this agreement by filing any charge or beginning any suit as described in this paragraph you will immediately repay to the Company the sums you have received under paragraph 1, above, less $100.00 and further agree that in such event the Company will have no further obligation to provide you with additional pay or benefits under this agreement, but that all other provisions of this agreement will remain in effect.

13. You agree that, prior to your termination date of January 31, 2001, you will return to the Company all Company credit cards, keys, customer lists and records, policy and procedure manuals, price lists, business contracts and other

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      documents and information belonging to the Company. You also agree to return all Company property, including, but not limited to, cell phones and laptop/personal computers, that you are not purchasing from the Company.

14. You recognize that the Company possesses certain business and financial information about its operations, information about new or envisioned products or services, manufacturing methods, product research, product specifications, records, plans, prices, costs, customer lists, concepts and ideas, and is the owner of proprietary rights in certain systems, methods, processes, procedures, technical and non-technical information, inventions, machinery, research and other things which constitutes valuable trade secrets of the Company. You acknowledge that you have been employed in positions in which you have had access to such information and that the Company has a legitimate interest in protecting such confidential and proprietary information in order to maintain and enhance a competitive edge within its industries. Accordingly, you agree that you will not use or remove, duplicate or disclose, directly or indirectly, to any persons or entities outside the Company any information, property, trade secrets or other things of value which have not been publicly disclosed. In the event that you are requested or required in a judicial, administrative or governmental proceeding to disclose any information that is the subject matter of this Paragraph, you will provide the Company with prompt written notice of such request and all related proceedings so that the Company may seek an appropriate protective order or remedy or, as soon as practicable, waive your compliance with the provisions of this Paragraph.

15. As further consideration for the payments and commitments agreed to by the Company, you agree that you will not, directly or indirectly, for a period of one (1) year following the effective date of the Agreement, engage in work or other activity the same or similar to work which you performed for the Company, for any Kitchen Housewares producer or seller which competes with the Company.

16.   You agree that you will not, directly or indirectly, for a period of one
      (1) year following the effective date of this Agreement solicit or recruit other employees of the Company to leave their employment with the Company.

17. By entering into this Agreement, the Company does not admit to the breach of any contractual or other promises to you, and does not admit to the violation of any federal, state, local or other statute or law, including, but not limited to, those laws referred to in Paragraph 10 of this Agreement, and any claimed breaches or violations are hereby specifically denied.

18. The Parties agree that this Agreement shall be construed in accordance with New York law, and that any action brought by any party hereunder may be instituted and maintained only in the appropriate court having jurisdiction over New York.

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19.   In making your decision, you recognize that you have the right to seek advice and counsel from an attorney, if you so choose. You also have twenty-one (21) days from the date this agreement is presented to you to decide whether to sign this agreement.

20. You have seven (7) calendar days from the date you sign this Agreement to cancel it in writing. You also understand that this Agreement will not bind either you or the Company until after the seven-day period you have to cancel. No payments will be made under this Agreement until it becomes binding. You may cancel this Agreement by signing the cancellation box below (or by any other written signed notice) and delivering it to the Company within seven days of your signing this Agreement.

                                    Very truly yours,



                                    C. Robert Kidder
                                    Chairman
                                    World Kitchen, Inc.
                                    _____________, 2001


ACCEPTED:

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Associate's Signature                     Date

WITNESS:                                  At:
        ----------------------               ---------------------
                                             Location

CANCELLATION NOTICE:

(To cancel this Agreement, sign below and deliver this copy of the Agreement to the Company within 7 days of the date you signed the Agreement.) I hereby cancel this Agreement.


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Date                          Signature